EXHIBIT 5
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                                      December 5, 1997



Board of Directors
Texas Instruments Incorporated
13500 North Central Expressway
Dallas, Texas  75265

      Re:   Texas Instruments Incorporated
            Registration Statement (Form S-8)

Gentlemen:

     This opinion of counsel is given in connection with a Registration Statement (Form S-8) being filed by you with the Securities and Exchange Commission relating to the TI U.S. Employees Retirement and Profit Sharing Plan (the "Plan").

     As Chief Corporate Counsel of TI, I am familiar with all corporate action taken or expected to be taken with respect to the Plan and shares of the common stock of TI (the "Shares") to be distributed pursuant to the Plan.

     I am pleased to advise that (i) the Shares distributed pursuant to the Plan (including any previously unissued shares of TI common stock sold or contributed, in accordance with the terms of the Plan, by TI to the trustee under the Plan) will, when so distributed, be duly authorized, validly issued, fully paid and nonassessable; and (ii) the interests in the Plan, when acquired in accordance with the terms of such Plan, will be valid and legal interests in such Plan.

     I hereby consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.

                                    Sincerely,

                                    /s/ O. Wayne Coon

                                    O. Wayne Coon
                                    Chief Corporate Counsel